EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

My Cloudz, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A (Registration No. 333-203373) of our report dated April 13, 2015 relating to our audit of the balance sheet of My Cloudz, Inc. (the “Company”) as of August 31, 2014, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from July 31, 2014 (Inception) to August 31, 2014. Our report dated April 13, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

June 19, 2015